                                                                       Exhibit 2

--------------------------------------------------------------------------------

                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             THE THOMSON CORPORATION

                        INFOBLADE ACQUISITION CORPORATION

                                       AND

                              NEWSEDGE CORPORATION

                           DATED AS OF AUGUST 6, 2001

--------------------------------------------------------------------------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                              ARTICLE I DEFINITIONS

SECTION 1.01.  Definitions.....................................................2

                              ARTICLE II THE OFFER

SECTION 2.01.  The Offer.......................................................7
SECTION 2.02.  Company Action..................................................9

                             ARTICLE III THE MERGER

SECTION 3.01.  The Merger.....................................................10
SECTION 3.02.  Effective Time; Closing........................................10
SECTION 3.03.  Effect of the Merger...........................................11
SECTION 3.04.  Certificate of Incorporation; By-laws..........................11
SECTION 3.05.  Directors and Officers.........................................11
SECTION 3.06.  Conversion of Securities.......................................12
SECTION 3.07.  Employee Stock Options; Employee Stock Purchase Plan...........12
SECTION 3.08.  Warrants.......................................................13
SECTION 3.09.  Dissenting Shares..............................................13
SECTION 3.10.  Surrender of Shares; Stock Transfer Books......................14

            ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01.  Organization and Qualification; Subsidiaries...................16
SECTION 4.02.  Certificate of Incorporation and By-laws.......................16
SECTION 4.03.  Capitalization.................................................17
SECTION 4.04.  Authority Relative to This Agreement...........................18
SECTION 4.05.  No Conflict; Required Filings and Consents.....................18
SECTION 4.06.  Permits; Compliance............................................19
SECTION 4.07.  SEC Filings; Financial Statements..............................20
SECTION 4.08.  Absence of Certain Changes or Events...........................21
SECTION 4.09.  Absence of Litigation..........................................21
SECTION 4.10.  Employee Benefit Plans.........................................21
SECTION 4.11.  Labor and Employment Matters...................................24
SECTION 4.12.  Offer Documents; Schedule 14D-9; Proxy Statement...............26
SECTION 4.13.  Property and Leases............................................26
SECTION 4.14.  Intellectual Property..........................................27
SECTION 4.15.  Taxes..........................................................30
SECTION 4.16.  Environmental Matters..........................................31

SECTION 4.17.  Material Contracts.............................................31
SECTION 4.18.  Insurance......................................................34
SECTION 4.19.  Brokers........................................................34

        ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

SECTION 5.01.  Corporate Organization.........................................35
SECTION 5.02  Authority Relative to This Agreement............................35
SECTION 5.03.  No Conflict; Required Filings and Consents.....................35
SECTION 5.04.  Financing......................................................36
SECTION 5.05.  Offer Documents; Proxy Statement...............................36
SECTION 5.06.  Brokers........................................................37
SECTION 5.07.  Performance....................................................37
SECTION 5.08.  Litigation.....................................................37

                ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01.  Conduct of Business by the Company Pending the Merger..........37

                        ARTICLE VII ADDITIONAL AGREEMENTS

SECTION 7.01.  Stockholders' Meeting..........................................40
SECTION 7.02.  Proxy Statement................................................41
SECTION 7.03.  Company Board Representation; Section 14(f)....................41
SECTION 7.04.  Access to Information; Confidentiality.........................42
SECTION 7.05.  No Solicitation of Transactions................................43
SECTION 7.06.  Employee Benefits Matters......................................44
SECTION 7.07.  Directors' and Officers' Indemnification and Insurance.........44
SECTION 7.08.  Notification of Certain Matters................................45
SECTION 7.09.  Further Action; Reasonable Best Efforts........................45
SECTION 7.10.  Public Announcements...........................................46

                      ARTICLE VIII CONDITIONS TO THE MERGER

SECTION 8.01.  Conditions to the Merger.......................................46

                  ARTICLE IX TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01.  Termination....................................................47
SECTION 9.02.  Effect of Termination..........................................48
SECTION 9.03  Fees and Expenses...............................................48
SECTION 9.04.  Amendment......................................................50
SECTION 9.05.  Waiver.........................................................50

                          ARTICLE X GENERAL PROVISIONS

SECTION 10.01  Notices........................................................50

SECTION 10.02.  Severability..................................................51
SECTION 10.03.  Entire Agreement; Assignment..................................52
SECTION 10.04.  Parties in Interest...........................................52
SECTION 10.05.  Specific Performance..........................................52
SECTION 10.06.  Governing Law.................................................52
SECTION 10.07.  Waiver of Jury Trial..........................................52
SECTION 10.08.  Headings......................................................53
SECTION 10.09.  Counterparts..................................................53

ANNEX A - CONDITIONS TO THE OFFER

SCHEDULES

SCHEDULE I - SELLING STOCKHOLDERS
SCHEDULE II - OFFICERS

EXHIBIT A - AMENDED EMPLOYMENT AGREEMENTS

DISCLOSURE SCHEDULE

            AGREEMENT AND PLAN OF MERGER, dated as of August 6, 2001 (this "Agreement"), among THE THOMSON CORPORATION, a corporation incorporated under the laws of the Province of Ontario (the "Parent"), INFOBLADE ACQUISITION CORPORATION, a Delaware corporation and an indirect wholly owned subsidiary of Parent ("Purchaser"), and NEWSEDGE CORPORATION, a Delaware corporation (the "Company").

            WHEREAS, the Parent and the respective Boards of Directors of Purchaser and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein;

            WHEREAS, in furtherance of such acquisition, it is proposed that Purchaser shall make a cash tender offer (the "Offer") to acquire all the shares of common stock, par value $0.01 per share, of the Company ("Shares") that are issued and outstanding for $2.30 per Share (such amount, or any greater amount per Share paid pursuant to the Offer, being the "Per Share Amount"), net to the seller in cash, upon the terms and subject to the conditions of this Agreement and the Offer;

            WHEREAS, the Board of Directors of the Company (the "Board") has unanimously approved the making of the Offer and resolved to recommend that holders of Shares tender their Shares pursuant to the Offer;

            WHEREAS, also in furtherance of such acquisition, the Boards of Directors of Purchaser and the Company have each approved this Agreement and declared its advisability and approved the merger (the "Merger") of Purchaser with and into the Company in accordance with the General Corporation Law of the State of Delaware ("Delaware Law"), following the consummation of the Offer and upon the terms and subject to the conditions set forth herein;

            WHEREAS, Parent, Purchaser and certain of the stockholders of the Company set forth in Schedule I hereto (the "Selling Stockholders") have entered into stockholder agreements, dated as of the date hereof (the "Stockholder Agreement"), providing that, among other things, such Selling Stockholders shall (i) tender their Shares into the Offer and (ii) vote their Shares in favor of the Merger and, if applicable, in each case on the terms and subject to the conditions set forth therein; and

            WHEREAS, the Company and each of the officers of the Company set forth in Schedule II hereto (the "Officers") have entered into an amended and restated employment agreement dated as of the date hereof and in the form of Exhibit A hereto (the "Amended Employment Agreements").

            NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Parent, Purchaser and the Company hereby agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

            SECTION 1.01. DEFINITIONS. (a) For purposes of this Agreement:

            "ACQUISITION PROPOSAL" means (i) any proposal or offer from any person other than Parent or Purchaser regarding any direct or indirect acquisition of (A) all or a substantial part of the assets of the Company or of any Subsidiary or (B) over 15% of any class of equity securities of the Company or of any Subsidiary; (ii) any tender offer or exchange offer, as defined pursuant to the Exchange Act, that, if consummated, would result in any person beneficially owning 15% or more of any class of equity securities of the Company or any Subsidiary; or (iii) any proposal or offer from any person other than Parent or Purchaser regarding any merger, consolidation, business combination, sale of all or a substantial part of the assets, recapitalization, liquidation, dissolution or similar transaction involving the Company or any Subsidiary, other than the Transactions.

            "AFFILIATE" of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

            "BENEFICIAL OWNER", with respect to any Shares, means a person who shall be deemed to be the beneficial owner of such Shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly,
(ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject to the passage of time or other conditions), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any Shares.

            "BROADVIEW" means Broadview International, LLC.

            "BUSINESS DAY" means any day on which banks are not required or authorized to close in the City of New York.

            "COMPANY INDEBTEDNESS" shall mean all obligations and liabilities created, issued or incurred by the Company or any Subsidiary for borrowed money (excluding any trade payable incurred in the ordinary course of business and consistent with past practice) or long-term debt, including without limitation, bank loans, mortgages, notes payable, purchase money installment debt, capital lease obligations, guarantees of indebtedness of others, loans from stockholders or other affiliates of the Company or any Subsidiary (excluding any expense reimbursement owed to employees of the Company as a result of travel and other activities in the ordinary course of business and consistent with past practice), and all principal, interest, fees, prepayment penalties or amounts due or owing with respect thereto.

            "CONTROL" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

            "ENVIRONMENTAL LAWS" means any Laws relating to (i) releases or threatened releases of Hazardous Substances or materials containing Hazardous Substances; (ii) the manufacture, handling, transport, use, treatment, storage or disposal of Hazardous Substances or materials containing Hazardous Substances; or (iii) pollution or protection of the environment, health, safety or natural resources.

            "HAZARDOUS SUBSTANCES" means (i) those substances defined in or regulated under the following United States federal Laws and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; (iii) natural gas, synthetic gas, and any mixtures thereof; (iv) polychlorinated biphenyls, asbestos or asbestos containing materials, lead and lead-based paint; (v) any other contaminant; and
(vi) any substance, material or waste regulated by any Governmental Authority pursuant to any Environmental Law.

            "INTELLECTUAL PROPERTY" means (i) United States, non-United States, and international patents, patent applications and statutory invention registrations, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, and registrations and applications for registration thereof,
(iii) copyrightable works, copyrights, and registrations and applications for registration thereof, (iv) confidential and proprietary information, including trade secrets, technical information and know-how, (v) Software, (vi) domain names, URLs, world wide web pages, internet and intranet sites (including all content thereof), together with member or user lists and information associated therewith, and (vii) customer lists, confidential marketing and customer information.

            "KNOWLEDGE OF THE COMPANY" means the knowledge of any of the Officers.

            "MATERIAL ADVERSE EFFECT" means, when used in connection with the Company or any Subsidiary, any event, circumstance, change or effect that is or is reasonably likely to be materially adverse to the business, prospects, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole (it being understood, that (i) the Company's receipt of notification from the Nasdaq - AMEX Market Group of the Company's pending delisting from the Nasdaq National Market or the Company's actual delisting from the Nasdaq National Market will not, in either case constitute a Material Adverse Effect, (ii) any adverse effect that is caused by conditions affecting the economy or securities markets generally shall not be taken into account in determining whether there has been a Material Adverse Effect, (iii) any adverse effect that is caused by conditions affecting the primary industry in which the Company currently competes shall not be taken into account in determining whether there has been a Material Adverse Effect (provided that such effect does not affect the Company in a disproportionate manner), (iv) any adverse effect resulting from the Offer, the Merger or any of the Transactions or the announcement thereof and (v) any adverse effect to the extent attributable to the Action (as defined in Section 4.09) set forth as item 1 in
Section 4.09 of the Disclosure Schedule, shall not be taken into account in determining whether there has been a Material Adverse Effect).

            "PERSON" means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

            "SOFTWARE" means computer software, programs and databases in any form, including source code, object code, operating systems and specifications, data, databases, database management code, utilities, graphical user interfaces, menus, images, icons, forms, methods of processing, software engines, platforms, and data formats, all versions, updates, corrections, enhancements, and modifications thereof, and all related documentation, developer notes, comments and annotations.

            "SUBSIDIARY" OR "SUBSIDIARIES" of the Company means any affiliate controlled by the Company, directly or indirectly, through one or more intermediaries.

            "SUPERIOR PROPOSAL" means any Acquisition Proposal not solicited, initiated or encouraged in violation of Section 7.05(a) made by a third person on terms which, the Board determines, in its good faith judgment, after having received the advice of Broadview or another financial advisor of nationally recognized reputation after taking into account all of the terms and conditions of such Acquisition Proposal and the ability of the third person making such Acquisition Proposal to consummate it, that the proposed transaction would be more favorable from a financial point of view to the stockholders of the Company than the Offer and the Merger and the Transactions.

            "TAXES" shall mean any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or taxing authority, including, without limitation: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers' compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers' duties, tariffs and similar charges.

            (b) The following terms have the meaning set forth in the Sections set forth below:

      Defined Term                                        Location of Definition
      ------------                                        ----------------------
      Action                                              4.09
      Agreement                                           Preamble
      Amended Employment Agreements                       Recitals
      Blue Sky Laws                                       4.05(b)
      Board                                               Recitals
      Certificate of Merger                               3.02
      Certificates                                        3.10(b)
      Code                                                4.10(a)
      Company                                             Preamble
      Company Licensed Intellectual Property              4.14(a)
      Company Owned Intellectual Property                 4.14(a)
      Company Preferred Stock                             4.03
      Company Stock Option Plans                          3.07(a)
      Confidentiality Agreement                           7.04(b)
      Delaware Law                                        Recitals
      Disclosure Schedule                                 Article IV

      Defined Term                                        Location of Definition
      ------------                                        ----------------------
      Dissenting Shares                                   3.09(a)
      Effective Time                                      3.02
      Environmental Permits                               4.16
      ERISA                                               4.10(a)
      ESPP                                                3.07(b)
      ESPP Date                                           3.07(b)
      Exchange Act                                        2.01(a)
      Fee                                                 9.03(a)
      GAAP                                                4.07(b)
      Governmental Authority                              4.05(b)
      IRS                                                 4.10(a)
      June 30 Financials                                  4.07(b)
      Law                                                 4.05(a)
      Liens                                               4.13(b)
      Material Contracts                                  4.17(a)
      Merger                                              Recitals
      Merger Consideration                                2.01(a)
      Minimum Condition                                   2.01(a)
      Multiemployer Plan                                  4.10(b)
      Multiple Employer Plan                              4.10(b)
      Non-U.S. Benefit Plan                               4.10(h)
      Number of Optioned Shares                           3.07(b)
      Offer                                               Recitals
      Offer Documents                                     2.01(b)
      Offer to Purchase                                   2.01(b)
      Officers                                            Recitals
      Option                                              3.07(a)
      Parent                                              Preamble
      Paying Agent                                        3.10(a)
      Payment Fund                                        3.10(a)
      Permits                                             4.06
      Permitted Investments                               3.10(a)
      Permitted Liens                                     4.13(b)
      Per Share Amount                                    Recitals
      Plans                                               4.10(a)
      Proxy Statement                                     4.12
      Purchaser                                           Preamble
      Schedule14D-9                                       2.02(b)
      Schedule TO                                         2.01(b)
      SEC                                                 2.01(a)
      SEC Reports                                         4.07(a)
      Securities Act                                      4.07(a)
      Selling Stockholders                                Recitals

      Defined Term                                        Location of Definition
      ------------                                        ----------------------
      Shares                                              Recitals
      Standard Form Confidentiality Agreement             4.11(d)
      Stockholder Agreement                               Recitals
      Stockholders' Meeting                               7.01(a)
      Surviving Corporation                               3.03
      Transactions                                        2.02(a)
      Warrants                                            4.03
      2000 Balance Sheet                                  4.07(c)

                                   ARTICLE II
                                    THE OFFER

            SECTION 2.01. THE OFFER. (a) Provided that none of the events set forth in paragraphs (d)(ii) and (h) of Annex A shall have occurred, Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the "Exchange Act")) the Offer as promptly as reasonably practicable after the date hereof but in no event later than ten (10) Business Days after the public announcement (on the date hereof or the following Business Day) of the execution of this Agreement. The obligation of Purchaser to accept for payment Shares tendered pursuant to the Offer shall be subject only to (i) the condition (the "Minimum Condition") that at least the number of Shares that shall constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights, but excluding Options and Warrants owned by the Selling Stockholders) shall have been validly tendered and not withdrawn prior to the expiration of the Offer and (ii) the satisfaction of each of the other conditions set forth in Annex A hereto. Purchaser expressly reserves the right to waive any such condition (other than the Minimum Condition), to increase the price per Share payable in the Offer, and to make any other amendments or changes in the terms and conditions of the Offer; provided, however, that no amendment or change may be made which decreases the price per Share payable in the Offer, which reduces the maximum number of Shares to be purchased in the Offer or which imposes conditions to the Offer in addition to those set forth in Annex A hereto. Notwithstanding the foregoing, Purchaser may, without the consent of the Company, (i) extend the Offer beyond the initial scheduled expiration date, which shall be 20 Business Days following the commencement of the Offer or any extended expiration date of the Offer, if, at the initial scheduled expiration of the Offer or any extended expiration date of the Offer, any of the conditions to Purchaser's obligation to accept for payment Shares, shall not be satisfied or waived until such time as such conditions are satisfied or waived; provided that Purchaser shall only be permitted three (3) extensions of the Offer pursuant to this clause (i) for periods of up to five
(5) Business Days for each such extension, it being understood that if the conditions to Purchaser's obligations to accept for payment Shares are satisfied or waived during an extension, no further extensions pursuant to this clause (i) shall be permitted or (ii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC"), or the staff thereof, applicable to the Offer. The Per Share Amount shall, subject to applicable withholding of taxes, be net to the seller in cash, upon the terms and subject to the conditions of the Offer. Subject to the terms of the Offer and this Agreement and the satisfaction (or waiver to the extent permitted by this Agreement) of the conditions to the Offer, Purchaser shall accept for payment all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after the applicable expiration date of the Offer and Purchaser shall pay for all Shares validly tendered and not withdrawn promptly following the acceptance of Shares for payment pursuant to the Offer. Notwithstanding the immediately preceding sentence and subject to the applicable rules of the SEC and the terms and conditions of the Offer, Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with applicable laws. Any such delay shall be effected in compliance with Rule 14e-1(c) under the Exchange Act. If the payment equal to the Per Share Amount in cash (the "Merger Consideration") is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the satisfaction of Purchaser that such taxes either have been paid or are not applicable. Purchaser may, in its sole discretion, provide a "subsequent offering period" as contemplated by Rule 14d-11 under the Exchange Act following acceptance for payment of Shares in the Offer. Parent shall provide or cause to be provided to Purchaser on a timely basis the funds necessary to accept for payment, and pay for, any Shares that Purchaser becomes obligated to accept for payment and pay for, pursuant to the Offer.

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, Parent and Purchaser shall (i) file with the SEC a Tender Offer Statement on Schedule TO (together with all amendments and supplements thereto, the "Schedule TO") with respect to the Offer which shall contain or shall incorporate by reference an offer to purchase (the "Offer to Purchase") and forms of the related letter of transmittal and any related summary advertisement (the Schedule TO, the Offer to Purchase and such other documents, together with all supplements and amendments thereto, being referred to herein collectively as the "Offer Documents"), (ii) deliver a copy of the Schedule TO to the Company at its principal executive office, (iii) give telephonic notice and mail to the National Association of Securities Dealers, Inc. (the "NASD") a copy of the Schedule TO in accordance with Rule 14d-3 promulgated under the Exchange Act, and (iv) mail the Offer Documents to the holders of Shares. Parent, Purchaser and the Company agree to correct promptly any information provided by any of them for use in the Offer Documents that shall have become false or misleading, and

Parent and Purchaser further agree to take all steps necessary to cause the Schedule TO, as so corrected, to be filed with the SEC, and the other Offer Documents, as so corrected, to be disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. Parent and Purchaser shall give the Company and its counsel a reasonable opportunity to review and comment on the Schedule TO prior to the filing thereof with the SEC or its dissemination to the Company's stockholders. Parent and Purchaser shall provide the Company and its counsel with any comments, written or oral, Parent or Purchaser or their counsel may receive from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments and any written responses thereto.

            (c) In the event the Agreement has been terminated pursuant to
Section 9.01, Purchaser will terminate the Offer (in accordance with all applicable laws) without accepting any Shares for payment.

            SECTION 2.02. COMPANY ACTION. (a) The Company hereby approves of and consents to the Offer and represents that (i) the Board, at a meeting duly called and held on August 6, 2001, has unanimously (A) determined that this Agreement and the transactions contemplated hereby, including each of the Offer and the Merger, and the transactions contemplated by the Stockholder Agreement (collectively, the "Transactions"), are fair to, and in the best interests of, the holders of Shares, (B) approved, adopted and declared advisable this Agreement and the Transactions (such approval and adoption having been made in accordance with Delaware Law including, without limitation, Section 203 thereof and (C) resolved to recommend that the holders of Shares accept the Offer and tender their Shares pursuant to the Offer, and approve and adopt this Agreement, and (ii) Broadview has delivered to the Board a written opinion that the consideration to be received by the holders of Shares pursuant to each of the Offer and the Merger is fair to the holders of Shares from a financial point of view. The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board described in the immediately preceding sentence, and the Company shall not withhold, withdraw, amend, change or modify such recommendation in any manner adverse to Purchaser or Parent except as provided in Section 7.05(b). The Company has been advised by the Selling Stockholders that they intend to tender all Shares beneficially owned by them to Purchaser pursuant to the Offer and to vote the Shares held by them in favor of the approval and adoption of this Agreement pursuant to their Stockholder
Agreement.

            (b) As promptly as reasonably practicable on the date of commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") containing, except as provided in Section 7.05(b), the recommendation of the Board described in
Section 2.02(a), and shall disseminate the Schedule 14D-9 to the extent required by Rule 14d-9 promulgated under the Exchange Act, and any other applicable federal securities laws.

The Company, Parent and Purchaser agree to correct promptly any information provided by any of them for use in the Schedule 14D-9 which shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9, as so corrected, to be filed with the SEC and disseminated to holders of Shares, in each case as and to the extent required by applicable federal securities laws. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Schedule 14D-9 prior to filing thereof with the SEC or its dissemination to the Company's stockholders. The Company shall provide Parent, Purchaser and their counsel with any comments, written or oral, the Company or its counsel may receive from the SEC or its staff with respect to the Schedule 14D-9 promptly after the receipt of such comments and any written responses thereto.

            (c) The Company shall promptly furnish or cause to be furnished to Purchaser mailing labels containing the names and addresses of all record holders of Shares and with security position listings of Shares held in stock depositories, each as of a recent date, together with all other available listings and computer files containing names, addresses and security position listings of record holders and beneficial owners of Shares as Purchaser or its agents may request in disseminating the Offer Documents to the Company's stockholders. The Company shall promptly furnish or cause to be furnished to Purchaser such additional information, including, without limitation, updated listings and computer files of stockholders, mailing labels and security position listings, and such other assistance in disseminating the Offer Documents to holders of Shares as Parent or Purchaser may reasonably request. Subject to the requirements of applicable law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Offer or the Merger, Parent and Purchaser shall hold in confidence the information contained in such labels, listings and files, shall use such information only in connection with the Transactions, and, if this Agreement shall be terminated in accordance with Section 9.01, shall deliver or cause to be delivered to the Company all copies of such information then in their possession.

                                   ARTICLE III
                                   THE MERGER

            SECTION 3.01. THE MERGER. Upon the terms and subject to the conditions set forth in Article VIII, and in accordance with Delaware Law, at the Effective Time, Purchaser shall be merged with and into the Company.

            SECTION 3.02. EFFECTIVE TIME; CLOSING. Subject to the terms and conditions of this Agreement as promptly as practicable after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware in such form as is required by, and executed in accordance with, the relevant provisions of Delaware Law (the date and time of such filing being the "Effective Time"). Prior to such filing, a closing shall be held at the offices of Torys, 237 Park Avenue, New York, New York 10017, or such other place as the parties shall agree, for the purpose of confirming the satisfaction or waiver, as the case may be, of the conditions set forth in Article VIII.

            SECTION 3.03. EFFECT OF THE MERGER. As a result of the Merger, the separate corporate existence of Purchaser shall cease and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation"). At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Purchaser shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

            SECTION 3.04. CERTIFICATE OF INCORPORATION; BY-LAWS. (a) At the Effective Time, subject to Section 7.07(a), the Certificate of Incorporation of Purchaser, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that, at the Effective Time, Article I of the Certificate of Incorporation of the Surviving Corporation shall be amended to read as follows:
"The name of the corporation is NewsEdge Corporation."

            (b) Unless otherwise determined by Parent prior to the Effective Time, and subject to Section 7.07(a), the By-laws of Purchaser, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

            SECTION 3.05. DIRECTORS AND OFFICERS. The directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of Purchaser immediately prior to the Effective Time (which shall include the officers of the Company immediately prior to the Effective Time) shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal.

            SECTION 3.06. CONVERSION OF SECURITIES. At the Effective Time, by virtue of the Merger and without any action on the part of Purchaser, the Company or the holders of any of the following securities:

            (a) Each Share issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 3.06(b) and any Dissenting Shares (as hereinafter defined)) shall be canceled and shall be converted automatically into the right to receive an amount equal to the Merger Consideration payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.10, of the certificate that formerly evidenced such Share (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 3.10(c));

            (b) Each Share held in the treasury of the Company and each Share owned by Purchaser, Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto; and

            (c) Each share of common stock, par value $0.01 per share, of Purchaser issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

            SECTION 3.07. EMPLOYEE STOCK OPTIONS; EMPLOYEE STOCK PURCHASE PLAN.
(a) Effective as of the Effective Time, the Company shall (i) terminate the Company's Amended and Restated 1989 Stock Option Plan, 1995 Stock Plan, 1995 Non-Employee Director Stock Option Plan, 2000 Non-Officer and Non-Director Stock Plan and Individual, Inc.'s 1996 Non-Employee Director Stock Option Plan (the "1996 Option Plan"), each as amended through the date of this Agreement (the "Company Stock Option Plans"), and (ii) cancel, at the Effective Time, each outstanding option to purchase Shares granted under the Company Stock Option Plans (each, an "Option") that is outstanding and unexercised as of such date. Each holder of an Option that is outstanding and unexercised at the Effective Time shall be entitled, to the extent any such option is exercisable, to receive from the Surviving Corporation immediately after the Effective Time, in exchange for the cancellation of such Option, an amount in cash equal to the excess, if any, of (x) the Per Share Amount over (y) the per share exercise price of such Option, multiplied by the number of Shares subject to such Option as of the Effective Time. From and after the date of this Agreement, the Company shall not accelerate or permit the acceleration of the vesting or exercisability of any Options, other than with respect to certain Options that will vest upon the closing of the Offer and solely to the extent expressly set forth in Section
4.03 of the Disclosure Schedule. Any such payment shall be subject to all applicable federal, state and local tax withholding requirements.

            (b) As of the last day of the payroll period immediately preceding the Effective Time (the "ESPP Date"), all offering and purchase periods under way under the Company's Employee Stock Purchase Plan (the "ESPP"), shall be terminated and, as of the date of this Agreement, no new offering or purchase periods shall be commenced. The Company shall take all necessary action, including providing all required notices to participants, to ensure that the rights of participants in the ESPP with respect to any such offering or purchase periods shall be determined by treating the ESPP Date as the last day of such offering and purchase periods. The Company shall take all actions as may be necessary in order to freeze the rights of the participants in the ESPP, effective as of the date of this Agreement, to existing participants and, to the extent permissible under the ESPP, existing participation levels. At the ESPP Date, the Company shall terminate the ESPP and each participant's rights thereunder shall terminate in exchange for a cash payment equal to the excess of (i) the Per Share Amount multiplied by the number of Shares that the participant's accumulated payroll deductions as of the ESPP Date could purchase, at the option price under the ESPP, determined with reference only to March 1, 2001 and subject to the limitations set forth in the ESPP (the "Number of Optioned Shares"), over (ii) the result of multiplying the Number of Optioned Shares by such option price, subject to any applicable federal, state and local tax withholding requirements.

            SECTION 3.08. WARRANTS. At the Effective Time, the holder of each Warrant (each as defined in Section 4.03) shall be entitled to receive, and shall, upon surrender of such Warrant to Purchaser for cancellation, receive, in settlement and cancellation thereof, an amount of cash, if any, equal to the excess, if any, of (x) the Per Share Amount multiplied by the number of Shares issuable upon exercise of such Warrant if such Warrant were exercised immediately prior to the Effective Time with respect to all Shares remaining to be exercised thereunder over (y) the exercise price of each such Warrant with respect to all Shares remaining to be exercised thereunder, which payment shall be made to each such Warrant holder as soon as practicable after the Effective Time. The Company shall take all necessary action, including, without limitation, providing notice to each holder of a Warrant, as required under and in accordance with the terms of such Warrant, to effect the disposition of the Warrants as contemplated by this Section 3.08 and the terms of such Warrant. Upon surrender of such Warrants by the holders thereof, any Warrant not surrendered for cancellation as provided above shall survive the Merger and shall become a warrant to receive, upon payment of the exercise price provided for therein, an amount of cash based on the Per Share Amount in accordance with the merger adjustment provisions of each such Warrant.

            SECTION 3.09. DISSENTING SHARES. (a) Notwithstanding any provision of this Agreement to the contrary, Shares that are outstanding immediately prior to the Effective Time and that are held by stockholders who shall have not voted in favor of the Merger and who shall have demanded properly in writing appraisal for such Shares in accordance with Section 262 of Delaware Law (collectively, the "Dissenting Shares") shall not be converted into, or represent the right to receive, the Merger Consideration. Such stockholders shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such Shares under such Section 262 shall thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger

Consideration, without any interest thereon, upon surrender, in the manner provided in Section 3.10, of the certificate or certificates that formerly evidenced such Shares.

            (b) The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

            SECTION 3.10. SURRENDER OF SHARES; STOCK TRANSFER BOOKS. (a) Prior to the Effective Time, Purchaser shall designate a bank or trust company to act as agent (the "Paying Agent") for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 3.06(a). Purchaser shall deposit or shall cause to be deposited with the Paying Agent in a separate fund established for the benefit of the holders of Shares, for payment in accordance with this Article III, through the Paying Agent (the "Payment Fund"), immediately available funds in amounts necessary to make the payments pursuant to Section 3.06(a) to holders of Shares (other than the Company or any Subsidiary or Parent, Purchaser or any other subsidiary of Parent, or holders of Dissenting Shares). The Paying Agent shall, pursuant to irrevocable instructions, pay the Merger Consideration out of the Payment Fund. The Paying Agent shall invest portions of the Payment Fund as Parent directs in obligations of or guaranteed by the United States of America, in commercial paper obligations receiving the highest investment grade rating from both Moody's Investors Services, Inc. and Standard & Poor's Corporation, or in certificates of deposit, bank repurchase agreements or banker's acceptances of commercial banks with capital exceeding $1,000,000,000 (collectively, "Permitted Investments"); provided, however, that the maturities of Permitted Investments shall be such as to permit the Paying Agent to make prompt payment to former holders of the Shares entitled thereto as contemplated by this Section. All earnings on Permitted Investments shall be the sole and exclusive property of Parent and no part of the earnings shall accrue to the benefit of holders of Shares. If for any reason the Payment Fund is inadequate to pay the amounts to which holders of Shares shall be entitled, Parent and the Surviving Corporation shall in any event be liable for payment thereof. The Payment Fund shall not be used for any purpose except as expressly provided in this Agreement.

            (b) Promptly after the Effective Time, the Surviving Corporation shall cause to be mailed to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to
Section 3.06(a) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the "Certificates") shall pass, only upon proper delivery of the Certificates to the Paying Agent) and instructions for use in effecting the surrender of the Certificates pursuant to such letter of transmittal. Upon surrender to the Paying Agent of a Certificate, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. No interest shall accrue or be paid on the Merger Consideration payable upon the surrender of any Certificate for the benefit of the holder of such Certificate. If the payment equal to the Merger Consideration is to be made to a person other than the person in whose name the surrendered certificate formerly evidencing Shares is registered on the stock transfer books of the Company, it shall be a condition of payment that the Certificate so surrendered shall be endorsed properly or otherwise be in proper form for transfer and that the person requesting such payment shall have paid all transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the certificate surrendered, or shall have established to the reasonable satisfaction of Purchaser that such taxes either have been paid or are not applicable.

            (c) In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the cash consideration payable with respect thereto pursuant to
Section 3.06; provided, however, that Parent may, in its reasonable discretion and as a condition precedent to the issuance of such cash, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

            (d) At any time following the 180th day after the Effective Time, Purchaser shall no longer be required to retain the Paying Agent and the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds which had been made available to the Paying Agent and not disbursed to holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

            (e) At the close of business on the day of the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided herein or by applicable law.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            As an inducement to Parent and Purchaser to enter into this Agreement, the Company hereby represents and warrants to Parent and Purchaser that, except as otherwise disclosed in the disclosure schedule delivered to Parent simultaneously herewith (the "Disclosure Schedule"):

            SECTION 4.01. ORGANIZATION AND QUALIFICATION; SUBSIDIARIES. (a) Each of the Company and each Subsidiary is a corporation duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary except where the failure to be so qualified or licensed would not, individually or in the aggregate, prevent or materially delay consummation of the Offer or have a Material Adverse Effect.

            (b) A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation of each Subsidiary and the percentage of the outstanding capital stock of each Subsidiary owned by the Company and each other Subsidiary, is set forth in Section 4.01(b) of the Disclosure Schedule. Except as disclosed in Section 4.01(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

            SECTION 4.02. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Company has heretofore furnished to Parent a complete and correct copy of the Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary. Such Certificate of Incorporation, By-laws or equivalent organizational documents are in full force and effect. Neither the Company nor any Subsidiary is in violation of any of the provisions of its Certificate of Incorporation, By-laws or equivalent organizational documents.

            SECTION 4.03. CAPITALIZATION. The authorized capital stock of the Company consists of 35,000,000 Shares and 1,000,000 shares of preferred stock, $0.01 value ("Company Preferred Stock"). As of the date hereof, (a) 18,621,403 Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable, (b)

432,000 Shares are held in the treasury of the Company, (c) no Shares are held by any Subsidiary, (d) 3,841,026 Shares are reserved for future issuance pursuant to outstanding employee stock options or stock incentive rights granted pursuant to the Company Stock Option Plans and (e) rights to purchase 19,579 Shares are outstanding pursuant to the ESPP. As of the date hereof, no shares of Company Preferred Stock are issued and outstanding. Except as set forth in
Section 4.03 of the Disclosure Schedule and except (a) for the Stockholder Agreement and (b) the warrants to purchase 801,497 Shares (the "Warrants") and
(c) the rights to purchase 19,579 Shares pursuant to the ESPP, there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. Section 4.03 of the Disclosure Schedule accurately sets forth information regarding the holder, the exercise price, the grant date and the number of underlying Shares issuable in respect of each Warrant and Option, and in respect of each right to purchase Shares pursuant to the ESPP (through the end of the ESPP's current offer period ending August 31, 2001) and the number of underlying Shares issuable pursuant to vested Options as of the date hereof. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. No holder of any Warrant shall be entitled to receive any securities of any kind or other property, other than cash, if any, as, and to the extent, provided in Section
3.08 hereof. Section 4.03 of the Disclosure Schedule sets forth the number of unvested or unexercisable Options that will accelerate upon the closing of the Offer and the number of Shares issuable upon exercise thereof. Except with respect to the Options referred to in the immediately preceding sentence, no unvested or unexercisable Options will be vested or exercisable after the date hereof except for Options that vest after the date hereof monthly pursuant to their existing terms and which are exercisable for (x) no more than 137,599 Shares in the aggregate through December 31, 2001 and (y) no more than 38,433 Shares in the aggregate through December 31, 2001 with respect to Options with an exercise price that is less than the Per Share Price. There are no Options outstanding under the 1996 Option Plan other than Options exercisable for 5,000 Shares held by one of the Selling Stockholders. The total number of Shares issuable pursuant to the exercise of all Options and Warrants held by all Selling Stockholders is 1,797,665. There are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any other capital stock or other securities of the Company or any Subsidiary or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary or any other person. Each outstanding share of capital stock of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable, and each such share is owned by the Company or another Subsidiary free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or any Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

            SECTION 4.04. AUTHORITY RELATIVE TO THIS AGREEMENT. The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject in the case of the Merger, to obtaining approval of the stockholders of the Company, if required, to consummate the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the approval and adoption of this Agreement by the holders of a majority of the then-outstanding Shares, if and to the extent required by applicable law, and the filing and recordation of appropriate merger documents as required by Delaware Law). This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Purchaser, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or similar laws relating to creditors' rights and general principles of equity. The Board has approved this Agreement and the Transactions and such approvals are sufficient so that the restrictions on business combinations set forth in Section 203(a) of Delaware Law shall not apply to the Transactions.

            SECTION 4.05. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of the Company or equivalent organizational documents of any Subsidiary, (ii) subject to obtaining approval of the Company's stockholders described in Section 4.04 with respect to this Agreement and compliance with the requirements described in 4.05(b) below, conflict with or violate any United States or non-United States statute, law, ordinance, regulation, rule, code, common law standard or obligation, executive order, governmental directive, injunction, judgment, decree or other order ("Law") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) except as set forth in Section 4.05(a)(iii) of the Disclosure Schedule, result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect.

            (b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any United States federal, state, county or local or non-United States government, governmental, regulatory or administrative authority, agency, instrumentality or commission or any court, tribunal, or judicial or arbitral body (a "Governmental Authority"), except (i) for applicable requirements, if any, of the Exchange Act, state securities or "blue sky" laws ("Blue Sky Laws"), and filing and recordation of appropriate merger documents as required by Delaware Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect.

            SECTION 4.06. PERMITS; COMPLIANCE. Each of the Company and the Subsidiaries is in possession of all registrations, franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for each of the Company or the Subsidiaries to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Permits"), except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect. As of the date hereof, no suspension or cancellation of any of the Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Permits, individually or in the aggregate, would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default, breach or violation of, (a) any Law applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound, except for any such conflicts, defaults, breaches or violations, individually or in the aggregate, that would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect.

            SECTION 4.07. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since January 1, 1998 and has heretofore delivered or made available to Parent, in the form filed with the SEC, (i) its Annual Reports on Form 10-K for the fiscal years ended December 31, 1998, 1999 and 2000, respectively, (ii) its Quarterly Reports on Form 10-Q for the periods ended December 31, 2000 and March 31, 2001, (iii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since April 30, 1998 and (iv) all other forms including reports on Form 8-K and other registration statements (other than Quarterly Reports on Form 10-Q not referred to in clause (ii) above) filed by the Company with the SEC since January 1, 2000 (the forms, reports and other documents referred to in clauses (i), (ii), (iii) and
(iv) above being, collectively, the "SEC Reports"). The SEC Reports (i) were prepared in accordance with either the requirements of the Securities Act of 1933, as amended (together with the rules and regulations promulgated thereunder, the "Securities Act"), or the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary is required to file any form, report or other document with the SEC.

            (b) The Company has furnished to Parent the unaudited consolidated balance sheet, the unaudited consolidated statement of operations and the unaudited consolidated statement of cash flows of the Company and the Subsidiaries as at June 30, 2001 and for the 6-month period then ended (the "June 30 Financials"). Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Reports and the June 30 Financials was prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each fairly presents, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not, individually or in the aggregate, have had, and would not have, a Material Adverse Effect).

            (c) Except as and to the extent set forth on the consolidated balance sheet of the Company and its consolidated Subsidiaries as at December 31, 2000, including the notes thereto (the "2000 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except for liabilities and obligations, incurred in the ordinary course of business and consistent with past practice since December 31, 2000, which would not, individually or in the aggregate, prevent or materially delay consummation of the Offer or the Merger and would not, individually or in the aggregate, have a Material Adverse Effect.

            (d) The Company has no Company Indebtedness.

            (e) The Company has heretofore furnished to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect.

            SECTION 4.08. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since March 31, 2001, except as set forth in Section 4.08 of the Disclosure Schedule, or as expressly contemplated by this Agreement, (a) the Company and the Subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Material Adverse Effect, and (c) neither of the Company nor any Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01.

            SECTION 4.09. ABSENCE OF LITIGATION. Except as set forth in Section
4.09 of the Disclosure Schedule, there is no litigation, suit, claim, action, proceeding or investigation (an "Action") pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any Governmental Authority. Neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any continuing order, writ, judgement, injunction, consent decree, determination or award of, settlement agreement or similar written agreement with, or, to the knowledge of the Company, continuing investigation by, any Governmental Authority.

            SECTION 4.10. EMPLOYEE BENEFIT PLANS. (a) Section 4.10(a) of the Disclosure Schedule lists (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) and all bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, and all employment, termination, severance or other contracts or agreements, to which the Company or any Subsidiary is a party, with respect to which the Company or any Subsidiary has any obligation or which are maintained, contributed to or sponsored by the Company or any Subsidiary for the benefit of any current or former employee, officer or director of the Company or any Subsidiary, (ii) each employee benefit plan for which the Company or any Subsidiary could incur liability under Section 4069 of ERISA in the event such plan has been terminated, (iii) any plan in respect of which the Company or any Subsidiary could incur liability under Section 4212(c) of ERISA, and (iv) any contracts or arrangements between the Company or any Subsidiary and any employee of the Company or any Subsidiary including, without limitation, any contracts or arrangements relating to a sale of the Company or any Subsidiary (collectively, the "Plans"). The Company has furnished or made available to Purchaser a true and complete copy of each Plan which is in writing or a written summary of the material terms (including participants) of any Plan not in writing, and (i) each trust or other funding arrangement, (ii) the most recent plan description, (iii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iv) the most recently received IRS determination letter for each such Plan, and (v) the most recently prepared actuarial report and financial statement in connection with each such Plan. Neither the Company nor any Subsidiary has any commitment,
(i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement, (ii) to enter into any contract or agreement to provide compensation or benefits to any individual, or (iii) to modify, change or terminate any Plan, other than with respect to a modification, change or termination required by this Agreement, ERISA or the Internal Revenue Code of 1986, as amended (the "Code") or a modification or change that would not materially increase the cost of maintaining such Plan.

            (b) None of the Plans is a multiemployer plan (within the meaning of Section 3(37) or 4001(a)(3) of ERISA) (a "Multiemployer Plan") or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any Subsidiary could incur liability under Section 4063 or 4064 of ERISA (a "Multiple Employer Plan"). Except as set forth in Section 4.10(b) of the Disclosure Schedule, none of the Plans (i) provides for the payment of separation, severance, termination or similar-type benefits to any person, (ii) obligates the Company or any Subsidiary to pay separation, severance, termination or similar-type benefits solely or partially as a result of any transaction contemplated by this Agreement, or (iii) obligates the Company or any Subsidiary to make any payment or provide any benefit as a result of a "change in control", within the meaning of such term under Section 280G of the Code. None of the Plans provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary. Each of the Plans, other than Non-U.S. Benefit Plans (defined below), is subject only to the Laws of the United States or a political subdivision thereof.

            (c) Each Plan is now and has always been operated in all material respects in accordance with its terms and the requirements of all applicable Laws including, without limitation, ERISA and the Code. The Company and the Subsidiaries have performed all material obligations required to be performed by them under, are not in any respect in default under or in violation of, and have no knowledge of any default or violation by any party to, any Plan. No Action is pending or, to the knowledge of the Company, threatened with respect to any Plan (other than claims for benefits in the ordinary course) and, to the knowledge of the Company, no fact or event exists that could give rise to any such Action.

            (d) Each Plan that is intended to be qualified under Section 401(a) of the Code or Section 401(k) of the Code has received a favorable determination letter from the IRS that the Plan is so qualified and each trust established in connection with any Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred since the date of such determination letter from the IRS to adversely affect the qualified status of any such Plan.

            (e) There has not been any prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan which could subject the Company or any Subsidiary to any material liability. Neither the Company nor any Subsidiary has incurred any material liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course), including, without limitation, any liability in connection with (i) the termination or reorganization of any employee benefit plan subject to Title IV of ERISA, or
(ii) the withdrawal from any Multiemployer Plan or Multiple Employer Plan, and no fact or event exists which could give rise to any such liability.

            (f) All contributions, premiums or payments required to be made with respect to any Plan have been made on or before their due dates. All such contributions have been fully deducted for federal income tax purposes.

            (g) Any amount or economic benefit that could be received (whether in cash or property or the vesting of property) by any current or former director, officer, employee or consultant of the Company or any Subsidiary who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation Section 1.280G-1) under any Plan, employment agreement or otherwise as a result of the execution and delivery of this Agreement by the Company or the consummation of the Merger or any other transaction contemplated by this Agreement (including as a result of termination of employment on or following the Effective Time) would not be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code).

            (h) In addition to the foregoing, with respect to each Plan that is not subject to United States law (a "Non-U.S. Benefit Plan"):

            (i) all employer and employee contributions to each Non-U.S. Benefit Plan required by law or by the terms of such Non-U.S. Benefit Plan have been made, or, if applicable, accrued in accordance with normal accounting practices, and a pro rata contribution for the period prior to and including the date of this Agreement has been made or accrued;

            (ii) no such Non-U.S. Benefit Plan is a defined benefit plan or provides for or promises retiree medical, disability or life insurance benefits to any current or former employee, officer or director of the Company or any Subsidiary; and

            (iii) each Non-U.S. Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and is approved by any applicable taxation authorities to the extent such approval is required. Each Non-U.S. Benefit Plan is now and always has been operated in full compliance with all applicable non-United States laws and regulations.

            SECTION 4.11. LABOR AND EMPLOYMENT MATTERS. (a) There are no claims pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary and any of their respective employees, which claims, individually or in the aggregate, would prevent or materially delay consummation of the Offer or the Merger or would have a Material Adverse Effect. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement, work council agreement, work force agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees. There are no unfair labor practice complaints pending against the Company or any Subsidiary before the National Labor Relations Board, any other court or tribunal or any current union representation questions involving employees of the Company or any Subsidiary and there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary.

            (b) The Company and the Subsidiaries are in compliance in all material respects with all applicable Laws relating to employment and employment practices, including those related to wages, hours, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and has withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary and are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. The Company and the Subsidiaries have paid in full to all employees or adequately accrued in accordance with GAAP, all wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees and there is no claim with respect to payment of wages, salary or overtime pay that has been asserted or is now pending or threatened before any Governmental Authority with respect to any persons currently or formerly employed by the Company or any Subsidiary. Neither the Company nor any Subsidiary is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Authority relating to employees or employment practices. There is no charge or proceeding with respect to a violation of any occupational safety or health standards that has been asserted or is now pending or threatened with respect to the Company. Except for item 3 set forth in Section 4.09 of the Disclosure Schedule, there is no charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or threatened before the United States Equal Employment Opportunity Commission, or any other Governmental Authority in any jurisdiction in which the Company or any Subsidiary have employed or employ any person.

            (c) Except as set forth in Section 4.11(c) of the Disclosure Schedule, (i) all subsisting contracts of employment to which the Company or any Subsidiary is a party are terminable by the Company or any Subsidiary on three months' notice or less without compensation (other than in accordance with applicable legislation); (ii) there are no customs, established practices or discretionary arrangements of the Company or any Subsidiary in relation to the termination of employment of any of its employees (whether voluntary or involuntary); and (iii) neither the Company nor any Subsidiary has any outstanding liability to pay compensation for loss of office or employment to any present or former employee or to make any payment for breach of any agreement listed in Section 4.10(a) of the Disclosure Schedule.

            (d) All officers, management employees, and technical and professional employees of the Company and the Subsidiaries have entered into the standard form confidentiality agreement of the Company (the "Standard Form Confidentiality Agreement") which has been delivered to Parent and provides, among other matters, that they maintain in confidence all confidential or proprietary information acquired by them in the course of their employment and to assign to the Company and the Subsidiaries all inventions made by them within the scope of their employment during such employment and for a reasonable period thereafter.

            (e) Section 4.11(e) of the Disclosure Schedule lists the name, the place of employment, the current annual salary rates (including descriptions of any raises in the preceding three months), bonuses, deferred or contingent compensation (in cash or otherwise) in the current fiscal year and the date of employment of each current salaried employee, officer, director, consultant or agent of the Company and each Subsidiary.

            SECTION 4.12. OFFER DOCUMENTS; SCHEDULE 14D-9; PROXY STATEMENT. Neither the Schedule 14D-9 nor any information supplied by the Company for inclusion in the Offer Documents shall, at the times the Schedule 14D-9, the Offer Documents or any amendments or supplements thereto are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders' Meeting (as hereinafter defined), if applicable, or the information statement to be sent to such stockholders, as appropriate (such proxy statement or information statement, as amended or supplemented, being referred to herein as the "Proxy Statement"), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting and at the Effective Time, contain any statement which, at the time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. The Schedule 14D-9 and the Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

            SECTION 4.13. PROPERTY AND LEASES. (a) The Company and the Subsidiaries have sufficient title to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as would not, individually or in the aggregate, have a Material Adverse Effect.

            (b) Neither the Company nor any Subsidiary owns any real property. Each parcel of real property leased by the Company or any Subsidiary (i) is leased free and clear of all mortgages, pledges, liens, security interests, conditional and installment sale agreements, encumbrances, charges or other claims of third parties of any kind against the Company or any Subsidiary, including, without limitation, any easement, right of way or other encumbrance to title, or any option, right of first refusal, or right of first offer applicable to the Company or any Subsidiary (collectively, "Liens"), other than
(A) Liens for current taxes and assessments not yet past due, (B) inchoate mechanics' and materialmen's Liens for construction in progress, (C) workmen's, repairmen's, warehousemen's and carriers' Liens arising in the ordinary course of business of the Company or such Subsidiary consistent with past practice, and
(D) all matters of record, Liens and other imperfections of title and encumbrances that, individually or in the aggregate, would not have a Material Adverse Effect (collectively, "Permitted Liens"), and (ii) is neither subject to any governmental decree or order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor, to the knowledge of the Company, has any such condemnation, expropriation or taking been proposed.

            (c) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto, are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company or any Subsidiary, nor any event which, with notice or lapse of time or both, would constitute a default thereunder by the Company or any Subsidiary, except as would not, individually or in the aggregate, prevent or materially delay consummation of the Offer or the Merger and would not, individually or in the aggregate, have a Material Adverse Effect.

            (d) To the knowledge of the Company, there are no contractual or legal restrictions that preclude or restrict the ability to use any real property leased by the Company or any Subsidiary for the purposes for which it is currently being used. To the knowledge of the Company, there are no material latent defects or material adverse physical conditions affecting the real property, and improvements thereon, leased by the Company or any Subsidiary other than those that, individually or in the aggregate, would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect.

            SECTION 4.14. INTELLECTUAL PROPERTY. (a) Section 4.14(a) of the Disclosure Schedule lists all registered and material unregistered trademarks and applications therefor, trade names, service marks, registered and material unregistered copyrights and applications therefor, patents and patent applications, if owned by or licensed to the Company or any Subsidiary and indicating whether owned by or licensed to the Company or any Subsidiary.
Section 4.14(a) of the Disclosure Schedule also lists all domain names owned by or licensed or registered to the Company or any Subsidiary. In addition, the Company represents and warrants to Parent and Purchaser as follows:

            (i) the conduct of the business of the Company and the Subsidiaries as currently conducted does not conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no claim has been asserted against the Company or any Subsidiary or, to the knowledge of the Company, is threatened alleging that the conduct of the business of the Company and the Subsidiaries as currently conducted conflicts with, infringes upon or may infringe upon, misappropriates or otherwise violates the Intellectual Property rights of any third party except, in each case, where such conflict, infringement, misappropriation or other violation would not, individually or in the aggregate, have a Material Adverse Effect;

            (ii) with respect to each item of Intellectual Property owned by the Company or any Subsidiary and material to the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole ("Company Owned Intellectual Property"), the Company and/or each such Subsidiary is the sole owner of the entire right, title and interest in and to such Company Owned Intellectual Property and is entitled to use such Company Owned Intellectual Property in the continued operation of its respective business;

            (iii) with respect to each item of Intellectual Property licensed to the Company or any Subsidiary and material to the business, financial condition or results of operations of the Company and the Subsidiaries, taken as a whole ("Company Licensed Intellectual Property"), the Company and/or each such Subsidiary has valid licenses or other rights to use such Company Licensed Intellectual

                  Property in the continued operation of its respective business in accordance with the terms of the license agreements governing such Company Licensed Intellectual Property and each such license pertaining to the Company Licensed Intellectual Property has been delivered to Parent;

            (iv) the Company Owned Intellectual Property and, to the knowledge of the Company, the Company Licensed Intellectual Property, are valid and enforceable, and have not been adjudged invalid or unenforceable in whole or in part;

            (v) the Company Owned Intellectual Property and the Company Licensed Intellectual Property constitute all of the material Intellectual Property necessary for the operation of the business of the Company and each Subsidiary as currently conducted;

            (vi) no Action is pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary (A) based upon or challenging or seeking to deny or restrict the ownership by or license rights of the Company or any Subsidiary of any of the Company Owned Intellectual Property or Company Licensed Intellectual Property, (B) alleging that any services provided by, processes used by the Company or any Subsidiary conflict with, infringe upon, misappropriate or violate any Intellectual Property right of any third party, or
                  (C) alleging that the Company Licensed Intellectual Property is being licensed or sublicensed in conflict with the terms of any license or other agreement;

            (vii) to the knowledge of the Company, no person is engaging in any activity that materially conflicts with, infringes upon or may infringe upon, misappropriates or violates the Company Owned Intellectual Property or Company Licensed Intellectual Property;

           (viii) each license of the Company Licensed Intellectual Property is valid and enforceable, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity, is binding on all parties to such license, and is in full force and effect;

            (ix) to the knowledge of the Company, no party to any license of the Company Licensed Intellectual Property is in breach thereof or default thereunder and no event has occurred that, with notice or lapse of time, would constitute such breach or default or permit the termination or cancellation of the license;

            (x) neither the Company nor any Subsidiary received any notice of termination or cancellation under any license for the Company Licensed Intellectual Property; and

            (xi) neither the execution of this Agreement nor the consummation of any Transaction shall materially adversely affect any of the Company's or any Subsidiary's rights with respect to the Company Owned Intellectual Property or the Company Licensed Intellectual Property.

            (b) The Software owned or purported to be owned by the Company or any Subsidiary, was either (i) developed by employees of the Company or a Subsidiary within the scope of their employment who have validly assigned all their rights to the Company or a Subsidiary pursuant to the Standard Form Confidentiality Agreement, (ii) developed by independent contractors who have assigned their rights to the Company or a Subsidiary pursuant to written agreements or (iii) otherwise lawfully acquired by the Company or a Subsidiary from a third party pursuant to written agreements. The source code of any of the Company's Software and the data associated therewith have not been licensed or otherwise provided to another person. To the Company's knowledge, the Software is free of all viruses, worms, Trojan horses and other material known contaminants, and does not contain any bugs, errors, or problems of a material nature that could disrupt its operation or have an adverse impact on the operation of other material software programs or operating systems. The Company has obtained all approvals necessary for exporting the Software outside the United States and importing the Software into any country in which the Software is now sold or licensed for use, and all such export and import approvals in the United States and throughout the world are valid, current, outstanding and in full force and effect, except where the failure to obtain such approvals or the failure of such approvals to be valid, current, outstanding and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect.

            (c) The Company has taken all reasonable steps in order to safeguard and protect as confidential and proprietary its trade secrets and other confidential Intellectual Property. To the knowledge of the Company, (i) there has been no misappropriation of any material trade secrets or other material confidential Company Owned Intellectual Property by any person; (ii) no employee, independent contractor or agent of the Company has misappropriated any trade secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of the Company is in material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Company Owned Intellectual Property.

            SECTION 4.15. TAXES. The Company and the Subsidiaries have filed all United States federal, state, local and non-United States Tax returns and reports required to be filed by them and have paid and discharged all Taxes required to be paid or discharged, other than (a) such payments as are being contested in good faith by appropriate proceedings and (b) such filings, payments or other occurrences that would not have a Material Adverse Effect. Neither the IRS nor any other United States or non-United States taxing authority or agency is now asserting or, to the knowledge of the Company, threatening to assert against the Company or any Subsidiary any deficiency or claim for any Taxes or interest thereon or penalties in connection therewith. Neither the Company nor any Subsidiary has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of any Tax. The accruals and reserves for Taxes reflected in the 2000 Balance Sheet are adequate to cover all Taxes accruable through such date (including interest and penalties, if any, thereon) in accordance with GAAP. Neither the Company nor any Subsidiary has made an election under Section 341(f) of the Code. There are no Tax liens upon any property or assets of the Company or any of the Subsidiaries except liens for current Taxes not yet due. Neither the Company nor any of the Subsidiaries has been required to include in income any adjustment pursuant to Section 481 of the Code by reason of a voluntary change in accounting method initiated by the Company or any of the Subsidiaries, and the IRS has not initiated or proposed any such adjustment or change in accounting method, in either case which adjustment or change would have a Material Adverse Effect. Except as set forth in the financial statements described in Section 4.07, neither the Company nor any of the Subsidiaries has entered into a transaction which is being accounted for under the installment method of Section 453 of the Code, which would prevent or materially delay consummation of the Offer or the Merger or would have a Material Adverse Effect.

            SECTION 4.16. ENVIRONMENTAL MATTERS. Except as specifically described in Section 4.16 of the Disclosure Schedule or as would not, individually or in the aggregate, prevent or materially delay the consummation of the Offer or the Merger and would not have a Material Adverse Effect, (a) the Company and each Subsidiary are and have always been in compliance with all applicable Environmental Laws; (b) none of the properties currently or, to the knowledge of the Company, formerly, owned, leased or operated by the Company or any Subsidiary (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance; (c) the Company is not actually or allegedly or, to the knowledge of the Company, potentially liable for any off-site contamination by Hazardous Substances; (d) the Company has not received any notice alleging that it is liable under any Environmental Law (including, without limitation, pending or threatened liens); (e) the Company has all permits, licenses and other authorizations required under any Environmental Law ("Environmental Permits"); (f) the Company has always been and is in compliance with its Environmental Permits; and (g) neither the execution of this Agreement nor the consummation of the

Transactions will require any investigation, remediation or other action with respect to Hazardous Substances, or any notice to or consent of Governmental Authorities or third parties, pursuant to any applicable Environmental Law or Environmental Permit.

            SECTION 4.17. MATERIAL CONTRACTS. (a) Subsections (i) through (xii) of Section 4.17(a) of the Disclosure Schedule contain a list of the following types of contracts and agreements to which the Company or any Subsidiary is a party (such contracts, agreements and arrangements as are required to be set forth in Section 4.17(a) of the Disclosure Schedule being the "Material Contracts"):

            (i) each contract and agreement (other than a contract with a customer of the Company) which (A) is likely to involve consideration of more than $250,000, in the aggregate, during the calendar year ending December 31, 2001, (B) is likely to involve consideration of more than $350,000, in the aggregate, over the remaining term of such contract, and which, in either case, cannot be canceled by the Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

            (ii) each contract and agreement with a customer of the Company or any Subsidiary which is likely to involve consideration of more than $350,000 annually over the remaining term of such contract and which cannot be canceled by the Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

            (iii) all material broker, distributor, reseller, dealer,
                  manufacturer's representative, franchise, agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which the Company or any Subsidiary is a party;

            (iv) all management contracts (excluding contracts for employment) and contracts with other consultants, including any contracts involving the payment of royalties or other amounts calculated based upon the revenues or income of the Company or any Subsidiary or income or revenues related to any product or service of the Company or any Subsidiary to which the Company or any Subsidiary is a party; and which (A) is likely to involve consideration of more than $250,000 in the aggregate, during the calendar year ending December 31, 2001, (B) is likely to involve consideration of more than $350,000, in the aggregate, over the remaining term of such contract, and which, in either case, cannot be cancelled by the Company or any Subsidiary without penalty or further payment and without more than 90 days' notice;

            (v) all contracts and agreements evidencing indebtedness for borrowed money, if any;

            (vi) all contracts and agreements with any Governmental Authority to which the Company or any Subsidiary is a party (other than standard form customer contracts previously disclosed to Purchaser);

            (vii) all contracts and agreements including, without limitation, licensing agreements, that limit, or purport to limit, the ability of the Company or any Subsidiary to compete in any line of business or with any person or entity or in any geographic area or during any period of time;

           (viii) all contracts or arrangements that result in any person or entity holding a power of attorney from the Company or any Subsidiary that relates to the Company, any Subsidiary or their respective businesses;

            (ix) all contracts relating in whole or in part to Intellectual Property pursuant to which the Company or any Subsidiary obtains from a third party the right to sell, distribute or otherwise display data or works owned or controlled by such third party and that is (A) likely to involve consideration of more than $250,000 in the aggregate during the calendar year ending December 31, 2001, (B) likely to involve consideration of more than $350,000, in the aggregate, over the remaining term of such contract, or (C) that does not involve any cash consideration but is otherwise material to the Company or any Subsidiary;

            (x) all contracts relating in whole or in part to Intellectual Property pursuant to which the Company or any Subsidiary grants to a third party the right to sell, distribute or otherwise display data or works owned or controlled by the Company or any Subsidiary and that is (A) likely to involve consideration of more than $250,000 in the aggregate during the calendar year ending December 31, 2001, (B) likely to involve consideration of more than $350,000 annually over the remaining term of such contract, or (C) that does not involve any cash consideration but is otherwise material to the Company or any Subsidiary;

            (xi) all contracts for employment required to be listed in Section 4.10(a) of the Disclosure Schedule; and

            (xii) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and the Subsidiaries, taken as a whole, or the conduct of their respective businesses, or the absence of which would prevent or materially delay consummation of the Offer or the Merger or would have a Material Adverse Effect.

            (b) Except as would not prevent or materially delay consummation of the Offer or the Merger and would not have a Material Adverse Effect, individually or in the aggregate and except as set forth in Section 4.17(b) of the Disclosure Schedule, (i) each Material Contract is a legal, valid and binding agreement, neither the Company nor any of the Subsidiaries is in default thereunder and, to the knowledge of the Company, none of the Material Contracts has been canceled by the other party; (ii) to the Company's knowledge, no other party is in breach or violation of, or default under, any Material Contract;
(iii) the Company and the Subsidiaries are not in receipt of any claim of default under any such Material Contract; and (iv) neither the execution of this Agreement nor the consummation of any Transaction shall constitute default, give rise to cancellation rights, or otherwise adversely affect any of the Company's rights under any Material Contract. The Company has furnished to Parent true and complete copies of all Material Contracts, including any amendments thereto.

            SECTION 4.18. INSURANCE. (a) Section 4.18(a) of the Disclosure Schedule sets forth, with respect to each insurance policy under which the Company or any Subsidiary is insured, a named insured or otherwise the principal beneficiary of coverage which is currently in effect, (i) the names of the insurer, the principal insured and each named insured, (ii) the policy number,
(iii) the period, scope and amount of coverage and (iv) the premium charged. Such insurance policies and the types and amounts of coverage provided therein are adequate and usual and customary in the context of the businesses and operations in which the Company and Subsidiaries are engaged.

            (b) With respect to each such insurance policy: (i) to the knowledge of the Company, the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (ii) neither the Company nor any Subsidiary is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy; and (iii) to the knowledge of the Company, no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation.

            (c) At no time subsequent to January 1, 1998 has the Company or any Subsidiary (i) been denied any insurance or indemnity bond coverage which it has requested, (ii) made any material reduction in the scope or amount of its insurance coverage, or (iii) received notice from any of its insurance carriers that any insurance premiums will be subject to increase in an amount materially disproportionate to the amount of the increases with respect thereto (or with respect to similar insurance) in prior years or that any insurance coverage listed in Section 4.18(a) of the Disclosure Schedule will not be available in the future substantially on the same terms as are now in effect.

            SECTION 4.19. BROKERS. No broker, finder or investment banker (other than Broadview) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and Broadview pursuant to which such firm would be entitled to any payment relating to the Transactions.

                                    ARTICLE V
             REPRESENTATIONS AND WARRANTIES OF PARENT AND PURCHASER

            As an inducement to the Company to enter into this Agreement, Parent and Purchaser hereby, jointly and severally, represent and warrant to the Company that:

            SECTION 5.01. CORPORATE ORGANIZATION. Each of Parent and Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted. Parent and Purchaser have heretofore made available to the Company complete and correct copies of their respective Certificates of Incorporation and By-laws, and each such instrument is in full force and effect.

            SECTION 5.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of Parent and Purchaser has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Purchaser and the consummation by Parent and Purchaser of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Purchaser are necessary to authorize this Agreement or to consummate the Transactions (other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by Delaware
Law). This Agreement has been duly and validly executed and delivered by Parent and Purchaser and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Purchaser enforceable against each of Parent and Purchaser in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

            SECTION 5.03. NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of either Parent or Purchaser, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.03(b) have been obtained and all filings and obligations described in Section 5.03(b) have been made, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent or Purchaser or by which any property or asset of either of them is bound or affected, or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Purchaser pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Purchaser is a party or by which Parent or Purchaser or any property or asset of either of them is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, prevent or materially delay consummation of the Transactions or otherwise prevent Parent and Purchaser from performing their material obligations under this Agreement.

            (b) The execution and delivery of this Agreement by Parent and Purchaser do not, and the performance of this Agreement by Parent and Purchaser will not, require any consent, approval, authorization or permit of, or filing with, or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and filing and recordation of appropriate merger documents as required by Delaware Law, and
(ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or materially delay consummation of the Transactions, or otherwise prevent Parent or Purchaser from performing their material obligations under this Agreement.

            SECTION 5.04. FINANCING. Parent has, will have through the Effective Time and will make available to Purchaser sufficient funds or available borrowing capacity to permit Purchaser to consummate all the Transactions, including, without limitation, acquiring all the outstanding Shares in the Offer and the Merger.

            SECTION 5.05. OFFER DOCUMENTS; PROXY STATEMENT. The Offer Documents shall not, at the time the Offer Documents are filed with the SEC or are first published, sent or given to stockholders of the Company, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Schedule 14D-9 and Proxy Statement, if any, shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company, at the time of the Stockholders' Meeting or at the Effective Time, contain any untrue statement of a material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not false or misleading, or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders' Meeting which shall have become false or misleading. Notwithstanding the foregoing, Parent and Purchaser make no representation or warranty with respect to any information supplied by the Company or any of its representatives for inclusion in any of the foregoing documents or the Offer Documents. The Offer Documents shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

            SECTION 5.06. BROKERS. No broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Purchaser.

            SECTION 5.07. PERFORMANCE. Since March 31, 2001, there has not been with respect to Parent any condition, event or occurrence which, individually or in the aggregate, would reasonably be expected to prevent or materially delay the ability of Parent or Purchaser to consummate the Transactions or to perform their obligations thereunder.

            SECTION 5.08. LITIGATION. As of the date of this Agreement, there are no Actions pending or, to the knowledge of Parent, threatened, against Parent or any of its subsidiaries or any of their respective properties, before any Governmental Authority that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or prevent or materially delay the ability of Parent and Purchaser to consummate the Transactions or for Parent and Purchaser to perform their obligations thereunder.

                                   ARTICLE VI

                     CONDUCT OF BUSINESS PENDING THE MERGER

            SECTION 6.01. CONDUCT OF BUSINESS BY THE COMPANY PENDING THE MERGER. The Company agrees that, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Section 9.01 hereof or the Effective Time, except as set forth in Section 6.01 of the Disclosure Schedule, unless Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; and the Company shall use its reasonable best efforts to preserve substantially intact the business organization of the Company and the Subsidiaries, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has significant business relations. By way of amplification and not limitation, except as expressly contemplated by this Agreement and
Section 6.01 of the Disclosure Schedule, neither the Company nor any Subsidiary shall, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Section 9.01 hereof or the Effective Time, directly or indirectly, do, or propose to do, any of the following without the prior written consent of Parent:

            (a) amend or otherwise change its Certificate of Incorporation or By-laws or equivalent organizational documents;

            (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, (i) any shares of any class of capital stock of the Company or any Subsidiary, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of a maximum of 3,841,026 Shares issuable pursuant to options outstanding on the date hereof under the Company Stock Option Plans and 801,497 Shares issuable pursuant to the Warrants, or rights to purchase Shares pursuant to the ESPP in each case as set forth in Section 4.03 of the Disclosure Schedule), or (ii) any assets of the Company or any Subsidiary, except in the ordinary course of business and in a manner consistent with past practice;

            (c) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock;

            (d) reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its capital stock;

            (e) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or any division thereof or any material amount of assets; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances (except for the extension of advances to employees in the ordinary course of business and consistent with past practice), or grant any security interest in any of its assets; (iii) enter into any contract or agreement other than in the ordinary course of business and consistent with past practice; (iv) authorize, or make any commitment with respect to, any single capital expenditure which is in excess of $50,000 or capital expenditures which are, in the aggregate, in excess of $250,000 for the Company and the Subsidiaries taken as a whole; (v) make or direct to be made any capital investments or equity investments in any entity, other than a wholly owned Subsidiary; or (vi) enter into or amend any contract, agreement, commitment or arrangement with respect to any matter set forth in this Section 6.01(e);

            (f) Intentionally deleted.

            (g) increase the compensation payable or to become payable or the benefits provided to its directors, officers or employees, except for increases in the ordinary course of business and consistent with past practice in salaries or wages of employees of the Company or any Subsidiary who are not directors or officers of the Company, or grant any severance or termination pay to, or enter into any employment or severance agreement with, any director, officer or other employee of the Company or of any Subsidiary, or hire any new officer, or hire any new employee other than employees hired in the ordinary course of business and consistent with past practice, or establish, adopt, enter into or amend any collective bargaining, bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee (unless required by law);

            (h) change any accounting methods used by it unless required by GAAP;

            (i) make any material tax election or settle or compromise any material United States federal, state, local or non-United States income tax liability;

            (j) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, (A) in the ordinary course of business and consistent with past practice, of liabilities reflected or reserved against in the 2000 Balance Sheet or subsequently incurred in the ordinary course of business and consistent with past practice, (B) of any liabilities under the existing employment or executive bonus agreements of the Company set forth in Section 4.10(a) of the Disclosure Schedule, and (C) of fees and expenses in connection with the transition of control of the Company's business to Parent and Purchaser;

            (k) pay or delay the payment of accounts payable or accelerate the collection of accounts receivable, in either case outside of the ordinary course of business and consistent with past practice other than the payment of fees and expenses in connection with the transition of control of the Company's business to Parent or Purchaser;

            (l) amend, modify or consent to the termination of any Material Contract, or amend, waive, modify or consent to the termination of the Company's or any Subsidiary's rights thereunder, other than in the ordinary course of business and consistent with past practice;

            (m) commence or settle any Action other than, with the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) the Actions set forth in Section 4.09 of the Disclosure Schedule;

            (n) amend or modify any of the Amended Employment Agreements;

            (o) accelerate the vesting or exercisability of any Options, other than as and to the extent expressly set forth in Section 4.03 of the Disclosure Schedule; or

            (p) announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

                                   ARTICLE VII

                              ADDITIONAL AGREEMENTS

            SECTION 7.01. STOCKHOLDERS' MEETING. (a) If required by applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law and the Company's Certificate of Incorporation and By-laws, (i) duly call, give notice of, convene and hold an annual or special meeting of its stockholders as promptly as practicable following consummation of the Offer for the purpose of considering and taking action on this Agreement and the Transactions (the "Stockholders' Meeting") and
(ii) (A) except as provided in Section 7.05(b), include in the Proxy Statement, and not subsequently withhold, withdraw, amend, change or modify in any manner adverse to Purchaser or Parent, the unanimous recommendation of the Board that the stockholders of the Company approve and adopt this Agreement and the Transactions and (B) use its best efforts to obtain such approval and adoption. At the Stockholders' Meeting, Parent and Purchaser shall cause all Shares then owned by them and their subsidiaries to be voted in favor of the approval and adoption of this Agreement and the Transactions.

            (b) Notwithstanding the foregoing, in the event that Purchaser shall acquire at least 90% of the then outstanding Shares, the parties shall take all necessary and appropriate action to cause the Merger to become effective, in accordance with Section 253 of Delaware Law, as promptly as reasonably practicable after such acquisition, without a meeting of the stockholders of the Company.

            SECTION 7.02. PROXY STATEMENT. If approval of the Company's stockholders is required by applicable law to consummate the Merger, promptly following consummation of the Offer, the Company shall file the Proxy Statement with the SEC under the Exchange Act, and shall use its best efforts to have the Proxy Statement cleared by the SEC promptly after such filing. Parent, Purchaser and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any representative of the Company and the SEC. The Company shall provide Parent and its counsel the opportunity to review the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel the opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC. Each of the Company, Parent and Purchaser agrees to use its reasonable best efforts, after consultation with the other parties hereto, to respond promptly to all such comments of and requests by the SEC and to cause the Proxy Statement and all required amendments and supplements thereto to be mailed to the holders of Shares entitled to vote at the Stockholders' Meeting at the earliest practicable time.

            SECTION 7.03. COMPANY BOARD REPRESENTATION; SECTION 14(f). (a) Promptly upon the purchase by Purchaser of Shares pursuant to the Offer and from time to time thereafter, Purchaser shall be entitled to designate up to such number of directors, rounded up to the next whole number but rounded down if rounding up would cause Purchaser's representatives to constitute the entire Board, on the Board as shall give Purchaser representation on the Board equal to the product of the total number of directors on the Board (giving effect to the directors elected pursuant to this sentence) multiplied by the percentage that the aggregate number of Shares beneficially owned by Purchaser or any affiliate of Purchaser following such purchase bears to the total number of Shares then outstanding, and the Company shall, at such time, promptly take all actions necessary to cause Purchaser's designees to be elected as directors of the Company, including increasing the size of the Board or securing the resignations of incumbent directors, or both. At such times, the Company shall use its reasonable best efforts to cause persons designated by Purchaser to constitute the same percentage as persons designated by Purchaser shall constitute of the Board of (i) each committee of the Board, (ii) each board of directors of each Subsidiary, and (iii) each committee of each such board, in each case only to the extent permitted by applicable Law. Notwithstanding the foregoing, until the Effective Time, the Company shall use its reasonable best efforts to ensure that at least two members of the Board and each committee of the Board and such boards and committees of the Subsidiaries, as of the date hereof, who are not employees of the Company shall remain members of the Board and of such boards and committees.

            (b) The Company shall promptly take all actions required pursuant to
Section 14(f) of the Exchange Act and Rule 14f-1 promulgated thereunder to fulfill its obligations under this Section 7.03, and shall include in the
Schedule 14D-9 such information with respect to the Company and its officers and directors as is required under Section 14(f) and Rule 14f-1 to fulfill such obligations. Parent or Purchaser shall supply to the Company, and be solely responsible for, any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1.

            (c) Following the election of designees of Purchaser pursuant to this Section 7.03, prior to the Effective Time, any amendment of this Agreement or the Certificate of Incorporation or By-laws of the Company, any termination of this Agreement by the Company, any extension by the Company of the time for the performance of any of the obligations or other acts of Parent or Purchaser, or waiver of any of the Company's rights hereunder, shall require the concurrence of a majority of the directors of the Company then in office who neither were designated by Purchaser nor are employees of the Company or any Subsidiary.

            SECTION 7.04. ACCESS TO INFORMATION; CONFIDENTIALITY. (a) From the date hereof until the Effective Time, the Company shall, and shall cause the Subsidiaries and the officers, directors, employees, auditors and agents of the Company and the Subsidiaries to, afford the officers, employees and agents of Parent and Purchaser reasonable access at all reasonable times to the officers, employees, agents, properties, offices, plants and other facilities, books and records of the Company and each Subsidiary, and shall furnish Parent and Purchaser with such financial, operating and other data and information as Parent or Purchaser, through their officers, employees or agents, may reasonably request.

            (b) All information obtained by Parent or Purchaser pursuant to this
Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated May 16, 2001, (the "Confidentiality Agreement"), between West Group, an affiliate of Parent and the Company.

            (c) No investigation pursuant to this Section 7.04 or otherwise shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto or any condition to the Offer.

            SECTION 7.05. NO SOLICITATION OF TRANSACTIONS. (a) Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, employee, representative, agent or otherwise, (i) solicit, initiate or take any action intended to encourage the submission of any Acquisition Proposal, or (ii) except as required by the fiduciary duties of the Board under applicable Law (as determined in good faith) after having received advice from outside legal counsel in response to unsolicited proposals, participate in any discussions or negotiations regarding, or furnish to any person, any information (provided that prior to furnishing such information, the Company enters into a customary, confidentiality agreement on terms no less favorable to the Company than those contained in the Confidentiality Agreement) with respect to, or otherwise cooperate in any way with respect to, or assist or participate in, or take any action intended to facilitate or encourage, any proposal that constitutes, or may reasonably be expected to lead to, an Acquisition Proposal.

            (b) Except as set forth in this Section 7.05(b), neither the Board nor any committee thereof shall (i) withhold, withdraw, amend, change or modify, or propose to withhold, withdraw, amend, change or modify, in a manner adverse to Parent or Purchaser, the approval or recommendation by the Board or any such committee of this Agreement, the Offer, the Merger or any other Transaction,
(ii) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (iii) enter into any agreement with respect to any Acquisition Proposal. Notwithstanding the foregoing, in the event that, prior to the time of acceptance for payment of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel and that the Acquisition Proposal constitutes, or may reasonably be expected to lead to, a Superior Proposal, after giving prior written notice to Parent and Purchaser, the Board may withhold, withdraw, amend, change or modify its approval or recommendation of the Offer and the Merger, but only to terminate this Agreement in accordance with Section 9.01(d)(ii).

            (c) The Company shall, and shall direct or cause its directors, officers, employees, representatives, agents or other representatives to, immediately cease and cause to be terminated any discussions or negotiations with any parties that may be ongoing with respect to any Acquisition Proposal as of the date hereof.

            (d) The Company shall promptly advise Parent orally (within one (1) Business Day) and in writing (within two (2) Business Days) of (i) any Acquisition Proposal or any request for information with respect to any Acquisition Proposal, the material terms and conditions of such Acquisition Proposal or request and the identity of the person making such Acquisition Proposal or request and (ii) any changes in any such Acquisition Proposal or request.

            (e) Nothing contained in this Section 7.05 shall prohibit the Company from taking and disclosing to its stockholders a position contemplated by Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act or from making any disclosure to the Company's stockholders, if the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel; provided, however, that neither the Company nor the Board nor any committee thereof shall, except as permitted by Section 7.05(b), withhold, withdraw, amend, change or modify, or propose publicly to withhold, withdraw, amend, change or modify, its position with respect to this Agreement, the Offer, the Merger or any other Transaction or to approve or recommend, or propose publicly to approve or recommend, an Acquisition Proposal, including a Superior Proposal.

            (f) The Company agrees, except as required by the Board's fiduciary duties under applicable law after having received advice from outside legal counsel, not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party.

            SECTION 7.06. EMPLOYEE BENEFITS MATTERS. As of the Effective Time, Parent shall cause the Surviving Corporation to honor, in accordance with their terms, all employee benefit plans and programs in effect immediately prior to the Effective Time that are applicable to any current or former employees of the Company or any Subsidiary. Employees of the Company or any Subsidiary shall receive credit for the purposes of eligibility to participate and vesting (but not for benefit accruals) under any employee benefit plan or program established or maintained by the Surviving Corporation for service accrued or deemed accrued prior to the Effective Time with the Company or any Subsidiary; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of any such benefit. Notwithstanding anything in this
Section 7.06 to the contrary, nothing in this Section 7.06 shall be deemed to limit or otherwise affect the right of Parent, Purchaser or the Surviving Corporation (i) to terminate employment or change the place of work, responsibilities, status or description of any employee or group of employees, or (ii) to terminate any employee benefit plan without establishing a replacement plan, in each case as Parent, Purchaser or Surviving Corporation may determine in its discretion.

            SECTION 7.07 DIRECTORS' AND OFFICERS' INDEMNIFICATION AND INSURANCE.
(a) The By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification than are set forth in Article 7 of the By-laws of the Company, which provisions shall not be amended, repealed or otherwise modified for a period of three years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors, officers, employees, fiduciaries or agents of the Company, unless such modification shall be required by law.

            (b) The Surviving Corporation shall use its reasonable best efforts to maintain in effect for three years from the Effective Time, if available, the current directors' and officers' liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage containing terms and conditions that are not materially less favorable) with respect to matters occurring prior to the Effective Time.

            SECTION 7.08. NOTIFICATION OF CERTAIN MATTERS. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which reasonably could be expected to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect and (b) any failure of the Company, Parent or Purchaser, as the case may be, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 7.08 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

            SECTION 7.09. FURTHER ACTION; REASONABLE BEST EFFORTS. (a) Upon the terms and subject to the conditions hereof, each of the parties hereto shall (i) make promptly its respective filings, and thereafter promptly make any other required submissions in any country where a merger filing or other antitrust notification is necessary or desirable, including but not limited to the United Kingdom, the Federal Democratic Republic of Germany and Brazil, with respect to the Transactions and (ii) use its reasonable best efforts to take, or cause to be taken, all appropriate action, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Company and the Subsidiaries as are necessary for the consummation of the Transactions and to inform or consult with any trade unions, work councils, employee representative or any other representative body as required and to fulfill the conditions to the Offer and the Merger; provided that neither Purchaser nor Parent will be required by this Section 7.09 to take any action, including entering into any consent decree, hold separate orders or other arrangements, that (A) requires the divestiture of any assets of any of Purchaser, Parent, the Company or any of their respective subsidiaries or (B) limits Parent's freedom of action with respect to, or its ability to retain, the Company and the Subsidiaries or any portion thereof or any of Parent's or its affiliates' other assets or businesses. In case, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

            (b) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to vigorously contest and resist any Action, including administrative or judicial Action, and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) that is in effect and that restricts, prevents or prohibits consummation of the Transactions, including, without limitation, by vigorously pursuing all available avenues of administrative and judicial appeal.

            (c) Immediately prior to the consummation of the Offer, the Company shall deliver to Purchaser a certificate, executed by a senior officer of the Company, in respect of the conditions set forth in paragraphs (ii)(e) and
(ii)(f)(i) of Annex A.

            SECTION 7.10. PUBLIC ANNOUNCEMENTS. Parent, Purchaser and the Company agree that no public release or announcement concerning the Transactions, the Offer or the Merger shall be issued by any party without the prior consent of the other party (which consent shall not be unreasonably withheld), except as such release or announcement may be required by Law or the rules or regulations of any United States or non-United States securities exchange, in which case the party required to make the release or announcement shall use its best efforts to allow the other parties reasonable time to comment on such release or announcement in advance of such issuance.

                                  ARTICLE VIII

                            CONDITIONS TO THE MERGER

            SECTION 8.01. CONDITIONS TO THE MERGER. The obligations of each party to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

            (a) Stockholder Approval. If necessary under Delaware Law, this Agreement shall have been approved and adopted by the affirmative vote of the stockholders of the Company;

            (b) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) which is then in effect and has the effect of making the acquisition of Shares by Parent or Purchaser or any affiliate of either of them illegal or otherwise restricting, preventing or prohibiting consummation of the Transactions; and

            (c) Offer. Purchaser or its permitted assignee shall have purchased all Shares validly tendered and not withdrawn pursuant to the Offer.

                                   ARTICLE IX

                        TERMINATION, AMENDMENT AND WAIVER

            SECTION 9.01. TERMINATION. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement by the stockholders of the Company:

            (a) By mutual written consent of each of Parent, Purchaser and the Company duly authorized by the Boards of Directors of Purchaser and the Company; or

            (b) By either Parent, Purchaser or, upon approval of the Board, by the Company if (i) the Effective Time shall not have occurred on or before December 31, 2001; provided, however, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date or (ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any injunction, order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Offer or the Merger illegal or otherwise preventing or prohibiting consummation of the Offer or the Merger; or

            (c) By Parent if (i) Purchaser shall have (A) failed to commence the Offer within ten (10) Business Days following the date of this Agreement due to the occurrence of any of the events set forth in paragraph (d)(ii) of Annex A,
(B) terminated the Offer due to the occurrence of any of the events set forth in paragraph (d)(ii) of Annex A, or the Offer shall have expired, without Purchaser having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of Parent or Purchaser to perform, in any material respect, any of their material covenants or agreements contained in this Agreement, or the material breach by Parent or Purchaser of any of their material representations or warranties contained in this Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board or any committee thereof shall have withheld, withdrawn, amended, changed or modified in a manner adverse to

Purchaser or Parent its approval or recommendation of this Agreement, the Offer, the Merger or any other Transaction, or shall have recommended or approved any Acquisition Proposal, or shall have resolved to do any of the foregoing; or

            (d) By the Company, upon approval of the Board, if (i) Purchaser shall have (A) failed to commence the Offer within ten (10) Business Days following the date of this Agreement other than due to the occurrence of any of the events set forth in paragraph (d)(ii) of Annex A, (B) terminated the Offer, or the Offer shall have expired, without Purchaser having accepted any Shares for payment thereunder or (C) failed to accept Shares for payment pursuant to the Offer within 90 days following the commencement of the Offer, unless such action or inaction under (A), (B) or (C) shall have been caused by or resulted from the failure of the Company or any Selling Stockholder, as applicable, to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or any Stockholder Agreement or the material breach by the Company or any Selling Stockholder of any of its material representations or warranties contained in this Agreement or any Stockholder Agreement or (ii) prior to the purchase of Shares pursuant to the Offer, the Board determines in good faith that it is required to do so by its fiduciary duties under applicable law after having received advice from outside legal counsel in order to enter into a definitive agreement with respect to a Superior Proposal, upon five (5) Business Days' prior written notice to Parent, setting forth in reasonable detail the identity of the person making, and the final terms and conditions of, the Superior Proposal and after duly considering any proposals that may be made by Parent during such five (5) Business Day period; provided, however, that any termination of this Agreement pursuant to this Section 9.01(d)(ii) shall not be effective until the Company has made full payment of all amounts provided under
Section 9.03.

            SECTION 9.02. EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto, except (a) as set forth in Section 9.03 and (b) nothing herein shall relieve any party from liability for any breach hereof prior to the date of such termination; provided, however, that the Confidentiality Agreement shall survive any termination of this Agreement.

            SECTION 9.03 FEES AND EXPENSES. (a) In the event that:

            (i) (A) any person (including, without limitation, the Company or any affiliate thereof), other than Parent or any affiliate of Parent, shall have become the beneficial owner of more than 15% of the then-outstanding Shares, (B) this Agreement shall have been terminated pursuant to Section 9.01(b)(i), 9.01(c) or 9.01(d) and (C) the Company enters into an agreement with respect to an Acquisition

                  Proposal or an Acquisition Proposal is consummated, in each case within 12 months after such termination of this Agreement; or

            (ii) any person shall have commenced, publicly proposed or communicated to the Company an Acquisition Proposal that is publicly disclosed and (A) the Offer shall have remained open for at least 20 Business Days, (B) the Minimum Condition shall not have been satisfied, and (C) this Agreement shall have been terminated pursuant to Section 9.01; or

            (iii) this Agreement is terminated (A) pursuant to (x) Section
                  9.01(c)(ii) or 9.01(d)(ii) or (y) Section 9.01(c)(i) or
                  9.01(d)(i), to the extent that the failure to commence, the termination or the failure to accept any Shares for payment, as set forth in Section 9.01(c)(i) or 9.01(d)(i), as the case may be, shall relate to the failure of the Company to perform, in any material respect, any of its material covenants or agreements contained in this Agreement or a material breach by the Company of any of its material representations or warranties contained in this Agreement and (B) the Company enters into an agreement with respect to an Acquisition Proposal or an Acquisition Proposal is consummated, in each case within 12 months after such termination of this Agreement; or

            (iv) an Acquisition Proposal that was commenced, publicly proposed or communicated to the Company prior to the termination of this Agreement pursuant to Section 9.01 is consummated within 12 months after the termination of this Agreement pursuant to
                  Section 9.01, and the Company shall not theretofore have been required to pay the Fee to Parent pursuant to Section 9.03(a)(i), 9.03(a)(ii) or 9.03(a)(iii);

then, in any such event, the Company shall pay Parent promptly (but in no event later than two (2) Business Days after the first of such events shall have occurred) a fee of One Million Four Hundred and Thirty-Two Thousand ($1,432,000) (the "Fee"), which amount shall be payable in immediately available funds.

            (b) Except as set forth in this Section 9.03, all costs and expenses incurred in connection with this Agreement, the Stockholder Agreement and the

Transactions shall be paid by the party incurring such expenses, whether or not any Transaction is consummated.

            (c) In the event that the Company shall fail to pay the Fee when due, the term "Fee" shall be deemed to include the costs and expenses actually incurred or accrued by Parent and Purchaser (including, without limitation, fees and expenses of counsel) in connection with the collection under and enforcement of this Section 9.03, together with interest on such unpaid Fee, commencing on the date that the Fee became due, at a rate equal to the rate of interest publicly announced by Citibank, N.A., from time to time, in the City of New York, as such bank's Base Rate plus 1%.

            SECTION 9.04. AMENDMENT. Subject to Section 7.03, this Agreement may be amended by the parties hereto by action taken by or on behalf of Parent and the respective Boards of Directors of Purchaser and the Company at any time prior to the Effective Time; provided, however, that, after the approval and adoption of this Agreement and the Transactions by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

            SECTION 9.05. WAIVER. Subject to Section 7.03, at any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                    ARTICLE X

                               GENERAL PROVISIONS

            SECTION 10.01 NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.01):

      if to Parent or Purchaser:

            The Thomson Corporation
            Metro Center
            One Station Plaza
            Stamford, Connecticut 06902
            Telecopier No: (203) 348-5718
            Attention: General Counsel

      with a copy to:

            Torys
            237 Park Avenue
            New York, New York 10017
            Telecopier No: (212) 682-0200
            Attention: Joseph J. Romagnoli, Esq.
            Email: jromagnoli@torys.com

      if to the Company:

            NewsEdge Corporation
            80 Blanchard Road
            Burlington, MA 01803
            Telecopier No: (781) 229-3030
            Attention: President

      with a copy to:

            Testa Hurwitz Thibeault, LLP
            125 High Street
            Boston, MA  02110-2704
            Telecopier No:  617-790-0296
            Attention:  Lawrence S. Wittenberg, Esq.
            E-mail: wittenbe@tht.com

            SECTION 10.02. SEVERABILITY. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

            SECTION 10.03. ENTIRE AGREEMENT; ASSIGNMENT. This Agreement and Stockholder Agreement constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of law or otherwise), except that Parent and Purchaser may assign all or any of their rights and obligations hereunder to any affiliate of Parent, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

            SECTION 10.04. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.07 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

            SECTION 10.05. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

            SECTION 10.06. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State. The parties hereto hereby (a) submit to the non-exclusive jurisdiction of any state or federal court sitting in the City of Wilmington in the State of Delaware for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

            SECTION 10.07. WAIVER OF JURY TRIAL. Each of the parties hereto hereby waives to the fullest extent permitted by applicable law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.07.

            SECTION 10.08. HEADINGS. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

            SECTION 10.09. COUNTERPARTS. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

            IN WITNESS WHEREOF, Parent, Purchaser and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                        THE THOMSON CORPORATION

                                        By: /s/ Michael S. Harris
                                            ____________________________________
                                            Name:  Michael S. Harris
                                            Title: Senior Vice President,
                                                     General Counsel and
                                                     Secretary


                                        INFOBLADE ACQUISITION CORPORATION

                                        By: /s/ Kenneth Carson
                                            ____________________________________
                                            Name:  Kenneth Carson
                                            Title: Vice President


                                        NEWSEDGE CORPORATION

                                        By: /s/ Clifford M. Pollan
                                            ____________________________________
                                            Name:  Clifford M. Pollan
                                            Title: President and Chief
                                                     Executive Officer

                                                                         ANNEX A

                             CONDITIONS TO THE OFFER

            Notwithstanding any other provision of the Offer, Purchaser shall not be required to accept for payment any Shares tendered pursuant to the Offer, if immediately prior to the expiration of the Offer, (i) the Minimum Condition shall not have been satisfied, (ii) any of the conditions in paragraphs (a),
(b), (c), (e), (f), (g) and (i) below shall exist and be continuing or (iii) any of the conditions in paragraphs (d) and (h) below shall exist:

            (a) there shall have been instituted or be pending any Action (other than the Action set forth as item 1 in Section 4.09 of the Disclosure Schedule to the extent such Action has not resulted in a preliminary or permanent injunction with respect to this Agreement or any of the Transactions) before any Governmental Authority (i) challenging or seeking to make illegal, materially delay, or otherwise, directly or indirectly, restrain or prohibit the making of the Offer, the acceptance for payment of any Shares by Parent, Purchaser or any other affiliate of Parent, or the purchase of Shares pursuant to the Stockholder Agreement, or the consummation of any other Transaction, or seeking to obtain material damages in connection with any Transaction; (ii) seeking to prohibit or materially limit the ownership or operation by the Company, Parent or any of their subsidiaries of all or any of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in either case, taken as a whole, or to compel the Company, Parent or any of their subsidiaries, as a result of the Transactions, to dispose of or to hold separate all or any portion of the business or assets of the Company, Parent or any of their subsidiaries that is material to either Parent and its subsidiaries or the Company and the Subsidiaries, in each case, taken as a whole; (iii) seeking to impose any limitation on the ability of Parent, Purchaser or any other affiliate of Parent to exercise effectively full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by Purchaser pursuant to the Offer or any Stockholder Agreement or otherwise on all matters properly presented to the Company's stockholders, including, without limitation, the approval and adoption of this Agreement and the Transactions; (iv) seeking to require divestiture by Parent, Purchaser or any other affiliate of Parent of any Shares; or (v) which otherwise would prevent or materially delay consummation of the Offer or the Merger or would have a Material Adverse Effect;

            (b) there shall have been any statute, rule, regulation, legislation or interpretation enacted, promulgated, amended, issued or deemed applicable to
(i) Parent, the Company or any subsidiary or affiliate of Parent or the Company or (ii) any Transaction, by any United States or Canadian legislative body or Governmental Authority with appropriate jurisdiction, the Stockholder Agreement or the Merger, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) of paragraph (a) above;

            (c) there shall have occurred any general suspension of trading in, or limitation on prices for, securities on the NASDAQ National Market (other than a shortening of trading hours or any coordinated trading halt triggered solely as a result of a specified increase or decrease in a market index);

            (d) (i) (A) it shall have been publicly disclosed, or Purchaser shall have otherwise learned, that beneficial ownership (determined for the purposes of this paragraph as set forth in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the then-outstanding Shares has been acquired by any person, other than Parent or any of its affiliates, and (B) the number of Shares validly tendered pursuant to the Offer and not withdrawn prior to the expiration of the Offer do not constitute a majority of the then outstanding Shares on a fully diluted basis (including, without limitation, all Shares issuable upon the conversion of any convertible securities or upon the exercise of any options, warrants or rights) or (ii) (A) the Board, or any committee thereof, shall have withheld, withdrawn, amended, changed or modified, in a manner adverse to Parent or Purchaser, the approval or recommendation of the Offer, the Agreement or approved or recommended any Acquisition Proposal or any other acquisition of Shares other than the Offer, the Merger or (B) the Board, or any committee thereof, shall have resolved to do any of the foregoing; provided, however, that if at any time after the commencement of the Offer, any of the foregoing events in this paragraph (d)(ii) has occurred, Purchaser may terminate the Offer at any time upon or after such occurrence;

            (e) any representation or warranty of the Company in the Agreement that is qualified as to materiality or Material Adverse Effect shall not be true and correct, or any such representation or warranty that is not so qualified shall not be true and correct in any material respect, in each case as if such representation or warranty was made as of such time on or after the date of this Agreement ; provided, however, that this condition shall be deemed to exist only if the failure of such representations and warranties to be true and correct (to the extent provided above in this paragraph (e)), individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect;

            (f) (i) the Company shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Company to be performed or complied with by it under the Agreement, or (ii) the Selling Stockholders shall have failed to perform, in any material respect, any obligation or to comply, in any material respect, with any agreement or covenant of the Selling Stockholders to be performed or complied with by them under the Stockholder Agreement if any such failure adversely impacts the Offer or any of the Transactions;

            (g) any Company Indebtedness exists;

            (h) this Agreement shall have been terminated in accordance with its terms; or

            (i) Purchaser and the Company shall have agreed that Purchaser shall terminate the Offer or postpone the acceptance for payment of Shares.

            The foregoing conditions are for the sole benefit of Purchaser and Parent and may be asserted by Purchaser or Parent regardless of the circumstances giving rise to any such condition or may be waived by Purchaser or Parent in whole or in part at any time and from time to time in their sole discretion. The failure by Parent or Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right; the waiver of any such right with respect to particular facts and other circumstances shall not be deemed a waiver with respect to any other facts and circumstances; and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

SCHEDULE I - SELLING STOCKHOLDERS

Basil P. Regan
Donald L. McLagan
Clifford Pollan
William A. Devereaux
Michael E. Kolowich
Murat H. Davidson, Jr.
Rory J. Cowan
Peter Woodward
Ronald Benanto
James D. Daniell

SCHEDULE II - OFFICERS

Clifford Pollan
Ronald Benanto
Charles White
Thomas Karanian
Alton Zink
David Scott
John Crozier
Lee Phillips